EXHIBIT 23.1






CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


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KPMG  LLP                                              Telephone (604) 691-3000
Chartered Accountants                                  Telefax   (604) 691-3031
Box 10426, 777 Dunsmuir Street                         www.kpmg.ca
Vancouver BC V7Y 1K3
Canada




The Board of Directors
Infowave Software, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-75962) on Form S-8 of Infowave Software, Inc. of our report dated January 17, 2003, with respect to the consolidated balance sheets of Infowave Software, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Infowave Software, Inc. Our report dated January 17, 2003 contains additional comments by auditor for U.S. Readers on Canada - U.S. reporting difference which states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern in the United States. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP (signed)


Chartered Accountants

Vancouver, Canada
March 27, 2003